Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-86951

PROSPECTUS  SUPPLEMENT  DATED JULY 25, 2000
(To Prospectus  filed on October 27,1999)


                                PMC-SIERRA, INC.

                                   PROSPECTUS

                        7,182,246 Shares of Common Stock*
                             -----------------------



         This Prospectus Supplement together, with the Prospectus listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the above referenced securities.


         ------------------
         *Reflects 100% stock dividend payable February 11, 2000

         The table captioned "Selling Stockholders" commencing on page 11 of the Prospectus is hereby amended to reflect the following additions and changes.

                                                    Shares to be Offered for the
   Selling Stockholders                                   Selling Stockholder**
--------------------------------------------------------------------------------
Benchmark Capital Management Co. II, L.L.C.                              50,465

The Advisors IV                                                           1,890

The 1996 Brinson Partnership Fund
Offshore Series Company Ltd.                                                554

Brinson Partnership Fund Trust-1997 Primary Fund, L.P.                    1,108

Brinson Trust Company as Trustee of The
Brinson Partnership Fund Trust-1997 Primary Fund                          2,307

The Trustees of The Cheyne Walk
Trust UTA 12/22/88, Pearce Investments Ltd.                               4,615
TTEE
 The Church Pension Fund                                                  8,538
 The Duke Endowment                                                       4,615
 Evangelical Lutheran Church In America Board of Pensions                   185
 The Ford Foundation                                                     10,153
 The William & Flora Hewlett Foundation                                   5,999

Master Trust Pursuant to the Hewlett-Packard Deferred
Profit Sharing Plan and Supplemental Pension Plan                         5,999
 HB-PGGM Fund II, L.P.                                                    2,307
 Horsley Bridge Fund V, L.P.                                             12,922

Mellon Bank, N.A. as Trustee for the John S. and
 James L. Knight Foundation as Directed by the John S.
  and James L. Knight Foundation                                          4,846
 Andrew W. Mellon Foundation                                              4,615
 Calhoun & Co.                                                            7,845
 Orange County Employees Retirement System                                1,615
 Pomona College                                                           2,538
 Related Accounts Fund Nine, Harris Trust and
  Savings Bank, Trustee                                                  14,725
 William Marsh Rice University                                            4,615

The Trustees of the Ronald Family Trust B
UTA 12/22/88, Pearce Investments Ltd. TTEE                                1,384
 State Universities Retirement System                                     2,769
 Kale & Co.                                                               5,999
 Yale University                                                          3,230

                                    Total                               165,838

 Benchmark Founders' Fund II, L.P. and Affiliates                        32,836

                                    Total                               198,674


**Reflects 100% stock dividend payable 02/11/2000